Exhibit 99.1

JCPENNEY REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

2008 Highlights

•	Fourth quarter earnings from continuing operations of $0.94 per share
•	2008 earnings per share of $2.54
•	Finished 2008 with $2.4 billion of cash
•	13.5 percent decrease in comparable store inventories versus last year
•	Effective expense control in difficult consumer environment

PLANO, Texas, Feb. 20, 2009 -- J. C. Penney Company, Inc. (NYSE: JCP) reported 2008 fourth quarter operating income of $389 million and earnings from continuing operations of $0.94 per share, compared to recent guidance for earnings to be in a range of $0.90 to $0.93 per share.  For the full year, operating income was $1,135 million, or 6.1 percent of sales, and earnings from continuing operations were $2.54 per share.  Net income for this year’s fourth quarter and full year, including the impact of discontinued operations, was $0.95 and $2.57 per share, respectively.

The Company maintained its strong financial condition in 2008, with the flexibility to continue to execute its Bridge Plan initiatives.  The cash flow contribution generated by cash flow from operating activities less capital expenditures, net of proceeds from the sale of assets, and dividends was approximately $21 million. This represents a $163 million improvement over 2007 results despite a significantly weaker operating environment in 2008.  As of Jan. 31, 2009, the Company had cash and cash equivalents of $2.4 billion and long-term debt of $3.5 billion.  Merchandise inventories totaled $3.3 billion and were about 13.5 percent lower than last year on a comparable store basis.  Capital expenditures were approximately $970 million in 2008, moderately lower than the Company’s $1.0 billion plan.

“Effectively executing our Bridge Plan enabled JCPenney to maintain a strong financial position and improve our cash flow metrics, despite the sharp deterioration of consumer spending over the course of 2008,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer.

"Throughout the year, we took steps to significantly reduce our inventories and operating expenses in order to withstand the impact of the economic conditions.  At the same time, we stepped up the style we offer and focused on effectively communicating the newness, excitement and value in our merchandise, as well as engaging and enabling our Associates to provide a rewarding shopping experience to our customers.  Looking ahead, we are dedicated to remaining one of the best capitalized retailers and continuing to show our customers why they should choose JCPenney above all others."

Operating Performance

Total sales in the fourth quarter decreased 9.8 percent compared to last year, while comparable store sales decreased 10.8 percent.  The strongest merchandise results were in women’s apparel and family shoes and, geographically, the best performance was in the southwest region of the country.  The weakest results were in fine jewelry and in the southeast region.

For the quarter, operating income as a percent of sales was 6.8 percent.  Gross margin declined 160 basis points to 34.6 percent of sales reflecting pressure from a weak sales environment and increased promotional levels during the holiday selling season.  SG&A expenses were well-managed in the quarter, and were essentially flat on a dollar basis to last year’s fourth quarter.  As a percent of sales, total operating expenses were 27.8 percent in the fourth quarter.  Beginning with this earnings release, the Company will report the expenses associated with its qualified and supplemental pension plans on a separate line from other selling, general and administrative expenses on the statement of operations to clarify and enhance the reporting of non-cash pension expenses and enable comparability in reporting of SG&A expenses.  The attached schedule shows the effects of this reclassification for prior year periods.

The Real Estate and Other line item for the fourth quarter reflects a negative swing of $26 million versus last year’s fourth quarter, primarily resulting from impairments recorded this year for one existing department store and a real estate joint venture property compared with gains from the sale of assets in last year’s fourth quarter.

Interest expense for the quarter was $61 million, and the effective tax rate was 36.6 percent.

2009 First Quarter Sales and Earnings Guidance

Management’s 2009 first quarter guidance is as follows:

•	Total sales: decrease 10 to 13 percent.

•	Comparable store sales: decrease 12 to 15 percent.
•	Operating income: expected to decline versus last year as a result of lower sales volume and higher non-cash pension expense.
•	Interest expense: approximately $65 million.
•	Income tax rate: 36.5 percent.
•	Average diluted shares: approximately 223 million average diluted shares of common stock, including about 1 million common stock equivalents.
•	Earnings per share: loss in the range of ($0.20) to ($0.30) per share.

2009 Analyst Meeting

Recognizing the impact that the current environment has had on many firms’ travel budgets, JCPenney has decided not to hold its annual Analyst Meeting in Plano, Texas this April.  Members of senior management will meet with analysts and investors in New York on April 22.  Additional details will be announced at a later date.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, Feb. 20, 2009, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and Conference ID 284830.  The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.InvestorCalendar.com and www.streetevents.com (for members).  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,093 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 147,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

 ###

J. C. PENNEY COMPANY, INC. SUMMARY OF OPERATING RESULTS (Unaudited) (Amounts in millions except per share data)

	13 weeks ended				52 weeks ended
	Jan. 31,	Feb. 2,	% Inc.		Jan. 31,	Feb. 2,	% Inc.
	2009	2008	(Dec.)		2009	2008	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 5,759	$ 6,390	(9.8)%		$ 18,486	$ 19,860	(6.9)%
Gross margin	1,995	2,311	(13.7)%		6,915	7,671	(9.9)%
Operating expenses:
Selling, general and administrative (SG&A)	1,488	1,485	0.2%		5,395	5,402	(0.1)%
Qualified pension plan (income)	(34)	(24)	41.7%		(133)	(97)	37.1%
Supplemental pension plans expense	10	14	(28.6)%		43	52	(17.3)%
Total pension (income)	(24)	(10)	100.0%	+	(90)	(45)	100.0%
Depreciation and amortization	126	116	8.6%		469	426	10.1%
Pre-opening	5	6	(16.7)%		31	46	(32.6)%
Real estate and other expense/ (income)	11	(15)	N/A		(25)	(46)	N/A
Total operating expenses	1,606	1,582	1.5%		5,780	5,783	(0.1)%
Operating income	389	729	(46.6)%		1,135	1,888	(39.9)%
Net interest expense	61	43	41.9%		225	153	47.1%
Bond premiums and unamortized costs	-	-	N/A		-	12	N/A
Income from continuing operations
before income taxes	328	686	(52.2)%		910	1,723	(47.2)%
Income tax expense	120	255	(52.9)%		343	618	(44.5)%
Income from continuing operations	$ 208	$ 431	(51.7)%		$ 567	$ 1,105	(48.7)%
Discontinued operations, net of income tax
(benefit)/expense of $(3), $-, $(3), and $4	3	(1)	N/A		5	6	N/A
Net income	$ 211	$ 430	(50.9)%		$ 572	$ 1,111	(48.5)%

Earnings per share from continuing
operations - diluted	$ 0.94	$ 1.93	(51.3)%		$ 2.54	$ 4.90	(48.2)%

Earnings per share - diluted	$ 0.95	$ 1.93	(50.8)%		$ 2.57	$ 4.93	(47.9)%

FINANCIAL DATA:
Comparable store sales (decrease)/ increase	(10.8)%	(2.3)%			(8.5)%	0.0%

Ratios as a % of sales:
Gross margin	34.6%	36.2%			37.4%	38.6%
SG&A expenses	25.8%	23.2%			29.2%	27.2%
Total pension (income)	(0.4)%	(0.2)%			(0.5)%	(0.2)%
Total operating expenses	27.8%	24.8%			31.3%	29.1%
Operating income	6.8%	11.4%			6.1%	9.5%
LIFO (charge)/ credit	$ (1)	$ 7			$ (1)	$ 7
Effective income tax rate for continuing operations	36.6%	37.2%			37.7%	35.9%

COMMON SHARES DATA:
Outstanding shares at end of period	222.2	221.7			222.2	221.7
Average shares outstanding (basic shares)	222.1	221.6			222.0	222.9
Average shares used for diluted EPS	222.6	222.9			222.9	225.3
Shares repurchased	-	-			-	5.1
Total cost of shares repurchased	$ -	$ -			$ -	$ 400

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Jan. 31,	Feb. 2,
	2009	2008
SUMMARY BALANCE SHEETS:
Cash and cash equivalents	$ 2,352	$ 2,532
Merchandise inventory (net of LIFO reserves of $2 and $1)	3,259	3,641
Income taxes receivable	352	313
Prepaid expenses and other	257	265
Property and equipment, net	5,367	4,959
Prepaid pension	-	2,030
Other assets	424	569
Total assets	$ 12,011	$ 14,309
Trade payables	$ 1,194	$ 1,472
Accrued expenses and other	1,600	1,663
Current maturities of long-term debt	-	203
Long-term debt	3,505	3,505
Long-term deferred taxes	599	1,463
Other liabilities	958	691
Total liabilities	7,856	8,997
Stockholders' equity	4,155	5,312
Total liabilities and stockholders' equity	$ 12,011	$ 14,309

	52 weeks	52 weeks
	ended	ended
	Jan. 31,	Feb. 2,
SUMMARY STATEMENTS OF CASH FLOWS:	2009	2008
Net cash provided by/(used in):
Total operating activities	$ 1,155	$ 1,249
Investing activities:
Capital expenditures	(969)	(1,243)
Proceeds from sale of assets	13	26
Total investing activities	(956)	(1,217)
Financing activities:
Change in debt	(203)	234
Stock repurchase program	-	(400)
Other changes in stock	1	54
Dividends paid	(178)	(174)
Total financing activities	(380)	(286)
Cash received/(paid) for discontinued operations	1	(17)
Net (decrease) in cash and cash equivalents	(180)	(271)
Cash and cash equivalents at beginning of period	2,532	2,803
Cash and cash equivalents at end of period	$ 2,352	$ 2,532

J. C. PENNEY COMPANY, INC.
Selling, General & Administrative Expenses (SG&A) as Reclassified for Pension
(Unaudited)
$ in Millions

	2008
	Q1	Q2	Q3
SG&A, as previously reported	$1,295	$1,248	$1,298
Qualified pension plan (income)	(33)	(33)	(33)
Supplemental pension plans expense	11	11	11
Total pension plans (income)	(22)	(22)	(22)
SG&A - restated	1,317	1,270	1,320

	2007
	Q1	Q2	Q3	Q4	Full Year
SG&A, as previously reported	$1,291	$1,243	$1,348	$1,475	$ 5,357
Qualified pension plan (income)	(24)	(24)	(25)	(24)	(97)
Supplemental pension plans expense	13	13	12	14	52
Total pension plans (income)	(11)	(11)	(13)	(10)	(45)
SG&A - restated	1,302	1,254	1,361	1,485	5,402

	2006
	Q1	Q2	Q3	Q4	Full Year
SG&A, as previously reported	$1,263	$1,219	$1,377	$1,662	$ 5,521
Qualified pension plan expense	4	1	2	2	9
Supplemental pension plans expense	11	10	11	10	42
Total pension plans expense	15	11	13	12	51
SG&A - restated	1,248	1,208	1,364	1,650	5,470

	Fiscal 2005	Fiscal 2004
SG&A, as previously reported	$5,227	$5,135
Qualified pension plan expense	69	82
Supplemental pension plans expense	43	38
Total pension plans expense	112	120
SG&A - restated	5,115	5,015